EXHIBIT 99.1

PRESS RELEASE

Invisa Announces Non-binding Letter of Intent to Acquire Uniroyal

SARASOTA, FL – March 14, 2014 – Invisa, Inc. (OTCQB: “INSA”), Uniroyal Engineered Products, LLC and Engineered Products Acquisition Limited jointly announced today the execution of a non-binding Letter of Intent. Under the Letter of Intent, Invisa will acquire all of the outstanding capital stock of Uniroyal Engineered Products and Wardle Storeys Limited in exchange for newly issued shares of Invisa non-convertible preferred stock. The number of current outstanding shares of Invisa common stock will not be altered by the proposed transaction.

The acquisition will combine Uniroyal’s strong presence in the U.S. market and its established Naugahyde® brand name and Wardle Storeys’ strong presence in the UK market into a publicly traded international textured coatings business serving the automotive, industrial, upholstery and healthcare industries. Upon completion of the acquisition, Invisa will have in excess of 500,000 square feet of manufacturing space, 500 employees and approximately $100 million in revenue.

According to Edmund C. King, Invisa’s CEO, “This is a significant step toward transforming Invisa into a sustainable and profitable growth company. We are thrilled to have the opportunity to bring these strong operating businesses and superior management into Invisa.”

Howard R. Curd, CEO of Uniroyal said, “We are indeed proud of Uniroyal’s operating history and brand loyalty in the textured coatings industry. With our expansion earlier this year into the UK through our acquisition of Wardle Storeys and the transaction described in the Letter of Intent announced today, I believe that we will be well-positioned to accelerate and maximize potential growth opportunities.”

The consummation of the transactions contemplated by the Letter of Intent is subject to numerous material conditions including execution by the parties of a definitive agreement and ongoing due diligence. Accordingly, numerous future events could result in the terms of the Letter of Intent being modified or the proposed transaction being delayed or not being consummated. The principal owner of Uniroyal and Wardle Storeys has voting control of Invisa.

About Invisa: Invisa (INSA:OTCQB) manufactures and markets proprietary safety sensing products for the parking gate market under the brand name SmartGate®. Invisa’s safety system generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates.

About Uniroyal: Uniroyal, based in Sarasota, Florida, with manufacturing in Stoughton, Wisconsin, sells to the automotive and industrial marketplace under the name Uniroyal Engineered Products and to the consumer related marketplace under the name Naugahyde®, the most widely recognized coated vinyl brand name in North America. Uniroyal re-entered the automotive interior marketplace in 2010.

About Wardle Storeys: Wardle Storeys, based in Earby, Lancashire, England, is a well established supplier to the European automotive interior market and sells consumer-related products under the brand name Ambla®.

Invisa Corporate Contact: Elizabeth Henson; telephone: (941) 870-3950; email: lhenson@invisa.com

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Forward Looking Statements: Statements in this press release that are not strictly historical in nature constitute “forward looking statements”. Such statements include, but are not limited to, statements about Invisa, Uniroyal, Wardle Storeys and/or the combined entity, events occurring after the date hereof and any other statements relating to the planned acquisition, the post-acquisition company or activities or opportunities pre or post acquisition. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or any similar expression. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Invisa, Uniroyal, Wardle Storeys and/or the combined entity to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks, uncertainties, difficulties or delays related to the progress, timing, cost, terms and/or results of the proposed acquisition and activities or conduct of the businesses pre and/or post the proposed acquisition and risks of termination or abandonment of the proposed acquisition. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Invisa, Uniroyal nor Wardle Storeys undertake any obligation to revise or update this press release to reflect events, developments or circumstances after the date hereof.

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